Exhibit 4.1

EXECUTION COPY

AMENDMENT (this “Amendment”), dated as of May 6, 2011, to the SECTION 382 RIGHTS AGREEMENT, dated as of January 7, 2011 (the “Rights Agreement”), between TENET HEALTHCARE CORPORATION, a Nevada corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as Rights Agent (the “Rights Agent”).

WHEREAS the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof; and

WHEREAS the Company desires to amend certain provisions of the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

SECTION 1. Amendment of Section 1. Section 1 of the Rights Agreement is hereby amended by replacing clause (iii) of the definition of “Beneficial Owner”, “Beneficial Ownership” and “beneficially own” in its entirety with the following:

“(iii) any securities that are Beneficially Owned, directly or indirectly, by any other Person, if such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) with such other Person or any of such other Person’s Affiliates or Associates for the purpose of acquiring, holding, voting (other than voting pursuant to a revocable proxy as described in the proviso to Section 1(f)(ii) hereof) or disposing of any securities of the Company, but only if the effect of such agreement, arrangement or understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations; provided, however, that no such agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any securities of the Company shall be deemed to exist solely as a result of the fact that two or more un-Affiliated Persons collectively act to petition (or have an agreement, arrangement or understanding to collectively act to petition) a court under Nevada Revised Statutes Section 78.345 to order the Company to hold an election of directors; and”

SECTION 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

SECTION 3. Governing Law. This Amendment shall be deemed to be a contract made under the law of the State of Nevada and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State; provided, however, that if any claims or actions are brought by or against the Rights Agent, the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

SECTION 4. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A facsimile or .pdf signature delivered electronically shall constitute an original signature for all purposes. This Amendment shall be effective as of the date hereof.

SECTION 6. Rights Agreement as Amended. From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

TENET HEALTHCARE CORPORATION,

by	/s/ Gary Ruff
	Name:	Gary Ruff
	Title:	Senior Vice President, General Counsel and Secretary

THE BANK OF NEW YORK MELLON, as Rights Agent

by	/s/ Sandra L. Moore
	Name:	Sandra L. Moore
	Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT TO SECTION 382 RIGHTS AGREEMENT]